Exhibit 99.1

NeuroBo Pharmaceuticals, Inc. Appoints Pharmaceutical Industry Executive,

Mark A. Glickman, to its Board of Directors

BOSTON, May 12, 2023 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases, today announced the appointment of Mark A. Glickman to its Board of Directors, effective as of May 11, 2023.

“Mark is a highly accomplished pharmaceutical industry executive with more than 30 years of industry experience, including many senior leadership positions,” said Andrew I. Koven, Chairman of NeuroBo’s Board of Directors. “I am pleased to welcome Mark to the NeuroBo Board of Directors and look forward to his contributions as we pursue the clinical development of our two cardiometabolic assets; DA-1241, a novel G-Protein-Coupled Receptor 119 (GPR119) agonist for which we plan to initiate a two-part, Phase 2a clinical trial for the treatment of nonalcoholic steatohepatitis (NASH) in the third quarter of 2023.  Our second asset, DA-1726, is a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist, which we expect to bring through the Investigational New Drug (IND) application process, with the goal of initiating a Phase 1a safety study in the first half of 2024.”

“I am excited to join the NeuroBo Board of Directors at such an important stage for the Company, especially during the advancement of the Company’s two promising cardiometabolic assets,” said Mr. Glickman. “I look forward to working with my fellow Directors and the NeuroBo leadership team as we position the Company for long-term growth and value creation.”

Mr. Glickman has over 30 years of experience in the pharmaceutical and medical device industry, where he began his life sciences career as a diagnostic sales representative and progressed in roles of increasing responsibility to senior executive positions. Mr. Glickman was most recently the Co-Chief Executive officer for TherapeuticsMD, Inc. from 2022 through the sale of the company’s assets to Mayne Therapeutics in January 2023. Prior to this role, he served as Chief Business Officer, Commercial of TherapeuticsMD, Inc. since June 2021. Previously, from April 2018 until December 2020, Mr. Glickman was the Chief Commercial Officer for Esperion Therapeutics, Inc., where he developed and led the commercial division in the launch of the company’s first cardiovascular prescription therapy. From June 2015 to March 2018, Mr. Glickman served as the Chief Commercial Officer for Aralez Pharmaceuticals Inc., where he built out and led the first commercial effort for a previously clinical organization. Prior to this, he was Executive Vice President of Sales and Marketing for Auxilium Pharmaceuticals (Endo Pharmaceuticals), during which time, he led all commercial efforts for a portfolio of 13 pharmaceutical products. Mr. Glickman’s previous positions include Senior Vice President of Sales and Marketing and Vice President of Medical Devices for Otsuka America Pharmaceuticals Inc., and marketing head, Regional Sales Director and Vice President of Sales and Operations at Kos Pharmaceuticals (a subsidiary of Abbott Laboratories), where he expanded his skills in the commercial products area.

Mr. Glickman received a Bachelor of Arts  in Political Science from the State University of New York Oswego, and a Master of Business Administration in Finance and International Management from New York University’s Stern School of Business.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., is a clinical-stage biotechnology company on a quest to transform cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Non-Alcoholic Steatohepatitis (NASH)

and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-Protein-Coupled Receptor 119 (GPR119) agonist, which promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that acts as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the closing of the offering of securities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with our ability to execute on our commercial strategy, the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the ability to integrate the new product candidates into NeuroBo’s business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate and complete clinical trials on a timely basis; our ability to recruit subjects for our clinical trials; costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com